Exhibit 77(C)

Matters Submitted to a Vote by Security Holders
An Annual meeting of the Shareholders for the Board of trustees for ING Prime Rate Trust was held on June 16, 2005 to approve the following:

     1. To elect nine members of the Board of Trustees to represent the interests of the holders of Common Shares of the Trust until the election and qualification of their successors:

                                                                         Shares voted
                          Proposal                  Shares voted for     against or withheld    Total Shares Voted
                          --------                  ----------------     -------------------    ------------------
Common Shares Trustees    John V. Boyer             114,676,664.0750     3,240,527.4640        117,917,191.5390
                          J. Michael Earley         114,864,903.7000     3,052,287.8390        117,917,191.5390
                          R. Barbara Gitenstein     114,707,971.0220     3,209,220.5170        117,917,191.5390
                          Patrick W. Kenny          114,753,244.0750     3,163,947.4640        117,917,191.5390
                          Thomas J. McInerney       114,756,545.5660     3,160,645.9730        117,917,191.5390
                          David W.C. Putnam         114,650,204.9150     3,266,986.6240        117,917,191.5390
                          John G. Turner            114,779,747.5370     3,137,444.0020        117,917,191.5390
                          Roger B. Vincent          114,853,634.5240     3,063,557.0150        117,917,191.5390
                          Richard A. Wedemeyer      114,767,516.1470     3,149,675.3920        117,917,191.5390

          2. To elect two members of the Board of Trustees to represent the interests of the holders of Auction Rate Cumulative Preferred Shares- Series M, T, W, TH and F of the Trust- until the election and qualification of their successors:

                                                                       Shares voted
                              Proposal           Shares voted for      against or withheld     Total Shares Voted
                              --------           ----------------      -------------------     ------------------
Preferred Shares Trustees     Walter H. May      15,940.00             28.00                   15,968.0000
                              Jock Patton        15,940.00             28.00                   15,968.0000